Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Annual Report (Form 10-K) of Community Bancorp of our report dated March 24, 2015 with respect to the consolidated financial statements included in the 2014 Annual Report to Shareholders of Community Bancorp.

We also consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-160875) pertaining to the Community Bancorp Dividend Reinvestment Plan and in the Registration Statement (Form S-8 No. 333-133631) pertaining to the Community Bancorp Retirement Savings Plan of our report dated March 24, 2015, with respect to the consolidated financial statements incorporated therein by reference of Community Bancorp included in the Annual Report (Form 10-K) for the year ended December 31, 2014.

Portland, Maine
March 24, 2015
Vermont Registration No. 92-0000278